Exhibit 8.1

[        ], 2014

Liberty Interactive Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

We have acted as counsel to Liberty Interactive Corporation, a Delaware corporation (“Liberty”), in connection with (x) the contribution of certain assets and liabilities (the “Contribution”) by Liberty (or one or more of its disregarded entities) to Liberty TripAdvisor Holdings, Inc., a Delaware corporation (“TripCo”), and (y) the distribution by Liberty of (i) all of the outstanding shares of TripCo’s Series A common stock, par value $.01 per share (the “Series A Common Stock”), to the holders of Liberty’s Series A Liberty Ventures common stock, par value $.01 per share (the “Series A Liberty Ventures Common Stock”), and (ii) all of the outstanding shares of TripCo’s Series B common stock, par value $.01 per share (the “Series B Common Stock,” and together with the Series A Common Stock, the “TripCo Common Stock”), to the holders of Liberty’s Series B Liberty Ventures common stock, par value $.01 per share (the “Series B Liberty Ventures Common Stock,” and together with the Series A Liberty Ventures Common Stock, the “Liberty Ventures Common Stock”) ((i) and (ii) of this clause (y), together with the Contribution, the “Spin-Off”).  You have requested our opinion (the “Tax Opinion”) regarding the material United States federal income tax consequences of the Spin-Off.

Pursuant to your request, you and we have agreed that this Tax Opinion addresses, considers and provides conclusions with respect to only the United States federal income tax matters discussed herein.  Additional issues that are not discussed in this Tax Opinion could affect the United States federal income tax treatment of the Spin-Off or the matter that is the subject of this Tax Opinion.  This Tax Opinion was not written, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on it with respect to any United States federal income tax issue not expressly discussed in this Tax Opinion.

The terms of the Spin-Off are described in the prospectus (the “Prospectus”) which forms a part of the Registration Statement on Form S-1 (File No. 333-195705) (the “Registration Statement”) of TripCo that is being filed with the Securities and Exchange Commission (the “SEC”) on even date herewith.  We have participated in the preparation of the discussion set forth in the Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Spin-Off” (the “Discussion”).  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing our Tax Opinion, we have examined and relied upon the accuracy and completeness of all of the facts, information, statements, covenants, representations, and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the request for rulings submitted by Liberty to the Internal Revenue Service (the “IRS”) with respect to the Spin-Off and certain related transactions, including the appendices and exhibits thereto (the “Ruling Request”), as modified and supplemented by all supplemental submissions and correspondence filed with the IRS (as defined below), (ii) the private letter ruling issued to Liberty by the IRS with respect to the Spin-Off and certain related transactions (the “Ruling”), (iii) the letter from Liberty’s investment advisor to the Liberty board of directors, dated October 8, 2013, (iv) the Registration Statement, including the Prospectus and all exhibits attached thereto, (v) all submissions to the SEC related to clause (iv), (vi) all agreements listed on Schedule A attached hereto (the “Agreements”), including the Reorganization Agreement, dated as of [      ], 2014, by and between Liberty and TripCo (the “Reorganization Agreement”), (vii) TripCo’s restated certificate of incorporation, (viii) Liberty’s restated certificate of incorporation, (ix) the representation letters, dated the date hereof, delivered by each of Liberty, TripCo, and Mr. John C. Malone (“Mr. Malone”) to us (the “Representation Letters”), and (x) such other documents and records, and information provided to us by Liberty, as we have deemed necessary or appropriate as a basis for our Tax Opinion set forth below.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.  In rendering our Tax Opinion, we have assumed that each of the Representation Letters will be reexecuted by Liberty, TripCo and Mr. Malone, respectively, on the date of the Spin-Off and that we will render our opinion pursuant to section [      ] of the Reorganization Agreement on the date of the Spin-Off.

We have assumed that the facts, information, statements, covenants, representations, and warranties set forth in each of the documents referred to above are true, correct and complete as of the date hereof and will continue to be true, correct and complete at the time of the Spin-Off, without regard to any qualification as to knowledge, belief or otherwise. Our Tax Opinion is conditioned upon, among other things, the effectiveness and continuing validity of the Ruling and the accuracy and completeness of all of the facts, information, statements, covenants, representations, and warranties upon which the Ruling and this Tax Opinion are based as of the date hereof and at the time of the Spin-Off.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Spin-Off, and the transactions related thereto, will be consummated in the manner described in the Registration Statement, the Agreements, and the Ruling, and that none of the terms and conditions in the Agreements will have been waived or modified in any respect prior to the Spin-Off. Any inaccuracy in any of the aforementioned facts, information, statements, representations, warranties, or assumptions, or any breach of any of the aforementioned covenants (including on account of events occurring subsequent to the effective time of the Spin-Off) could adversely affect one or more of the conclusions as stated herein.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

(i)                                     the Spin-Off will qualify as a tax-free transaction under sections 355 and 368(a)(1)(D) of the Code;

(ii)                                  no gain or loss will be recognized by Liberty upon the distribution of TripCo Common Stock in the Spin-Off; and

(iii)                               no gain or loss will be recognized by, and no amount will be included in the income of, holders of Liberty Ventures Common Stock upon the receipt of shares of TripCo Common Stock in the Spin-Off.

This Tax Opinion is based on the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof.  This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent upon future events.  There can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. This Tax Opinion is not binding upon the IRS or any court, and the conclusions expressed in this Tax Opinion could be challenged by the IRS and a court could sustain such challenge.  We express no other opinion regarding the U.S. federal tax consequences of the Spin-Off, and we express no opinion regarding the state, local, foreign, or other tax consequences, of the Spin-Off.

This Tax Opinion is delivered to you solely in connection with the Spin-Off and for purposes of the Registration Statement.  We consent to the filing of this Tax Opinion with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Sincerely,